Exhibit 15.1

FANGDA PARTNERS

上海 Shanghai·北京 Beijing·深圳 Shenzhen·广州 Guangzhou·香港 Hong Kong

http://www.fangdalaw.com

中国北京市朝阳区光华路 1 号 北京嘉里中心北楼 27 层 邮政编码: 100020	电子邮件 E-mail: 电 话 Tel.: 传 真 Fax:	email@fangdalaw.com 86-10-5769-5600 86-10-5769-5788

27/F, North Tower, Beijing Kerry Centre

1 Guanghua Road, Chaoyang District

Beijing 100020, PRC

April 25, 2019

Cango Inc.

10A, Building 3, Youyou Century Plaza

428 South Yanggao Road, Pudong New Area

Shanghai 200127

People’s Republic of China

Dear Sirs,

We consent to the references to our firm under “Item 3. Key Information—D. Risk Factors—Risks Relating to our Corporate Structure—If the PRC government deems that the contractual arrangements in relation to our consolidated VIE do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations” and “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements among Can Gu Long, Shanghai Cango and Its Shareholders”, in Cango Inc.’s Annual Report on Form 20-F for the year ended December 31, 2018 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Fangda Partners

Fangda Partners